Shareholder Meeting

On August 12, 2002, a special shareholder meeting was held at which all of the nominated Trustees were elected and all proposals were approved by shareholders as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

PROPOSAL NO.1
The eleven persons named below to serve as Trustee of the Fund until their successors are elected and shall qualify:
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NOMINEE FOR WITHHELD TOTAL
Leon Levy                  16,876,365.024       815,951.923     17,692,316.947
Donald W. Spiro            16,994,349.112       697,967.835     17,692,316.947
John V. Murphy             17,012.796.709       679,520.238     17,692,316.947
Robert G. Galli            16,998,764.456       693,552.491     17,692,316.947
Phillip A. Griffiths       17,041,149.915       651,167.032     17,692,316.947
Benjamin Lipstein          16,960,788.622       731,528.325     17,692,316.947
Elizabeth B. Moynihan      17,027,752.762       664,564.185     17,692,316.947
Kenneth A. Randall         17,043,136.537       649,180.410     17,692,316.947
Edward V. Regan            17,035,261.521       657,055.426     17,692,316.947
Russell S. Reynolds, Jr.   16,994,277.393       698,039.554     17,692,316.947
Clayton K. Yeutter         17,001,300.655       691,016.292     17,692,316.947
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BROKER
FOR AGAINST ABSTAIN NON-VOTES TOTAL
PROPOSAL NO. 2
2A. Eliminate the Fund's fundamental investment policy with respect to purchasing securities on margin or making short sales:
12,333,938.644  2,435,757.819   1,180,384.484   1,742,236.000   17,692,316.947
2B. Amend the Fund's fundamental investment policy with respect to purchasing securities of issuers in which officers or trustees have interest:
11,974,920.706  2,846,757.298   1,128,402.943   1,742,236.000   17,692,316.947
2C. Amend the Fund's fundamental investment policy with respect to investing in unseasoned issuers:
11,983,473.502  2,654,159.146   1,312,448.299   1,742,236.000   17,692,316.947
2D. Amend the Fund's fundamental investment policy with respect to investing in real estate:
13,662,378.213  1,189,454.350   1,098,248.384   1,742,236.000   17,692,316.947
2E. Amend the Fund's fundamental investment policy with respect to pledging, mortgaging and hypothecating assets:
12,289,763.138  2,348,789.139   1,311,528.670   1,742,236.000   17,692,316.947
2F. Amend the Fund's fundamental investment policy with respect to borrowing:
12,131,319.056  2,549,413.924   1,269,347.967   1,742,236.000   17,692,316.947
PROPOSAL NO. 3
Approval of an Amended and Restated Class B 12b-1 Distribution and Service Plan and Agreement (Class B shareholders only):
2,977,057.964    296,921.863      432,358.265     482,316.000   4,188,654.092
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